Exhibit 99.3
INTERIM INVESTORS AGREEMENT
This Interim Investors Agreement (this "Agreement") is made as of February 4, 2015 by and among Eagle Parent Holdings, LLC, a Delaware limited liability company ("Parent"), Eagle Acquisition Sub, Corp, a Delaware corporation and direct wholly owned subsidiary of Parent ("Merger Sub"), Insight Venture Partners IX, L.P., Insight Venture Partners (Cayman) IX, L.P., Insight Venture Partners IX (Co-Investors), L.P. (collectively, "Insight") and Manchester Securities Corp. a New York corporation ("Elliott" and together with Insight, each, an "Investor" and collectively, the "Investors").
RECITALS
1.            On the date set forth above (the "Signing Date"), Parent, Merger Sub and E2open, Inc., a Delaware corporation (the "Company"), executed an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Merger Sub will be merged with and into the Company (the "Merger").

2.            On the Signing Date, each Investor executed a letter agreement in favor of Parent in which each such Investor agreed, subject to the terms and conditions set forth therein, to make an equity investment in Parent at the Closing (each, an "Equity Commitment Letter" and together the "Equity Commitment Letters").

3.            On the Signing Date, each Investor executed a limited guarantee (each, a "Limited Guarantee" and together the "Limited Guarantees") pursuant to which each Investor agreed, subject to the terms and conditions set forth therein, to guarantee certain obligations of Parent and Merger Sub in connection with the Merger Agreement.

4.            In this Agreement, the Investors and Parent are agreeing to certain terms and conditions that will govern the actions of Parent and Merger Sub and the relationship among the Investors with respect to the Merger Agreement, the Equity Commitment Letters and the Limited Guarantees of the Investors in connection with the Merger Agreement, and the transactions contemplated by each.

AGREEMENT
Therefore, the parties hereto hereby agree as follows:
1.                        EFFECTIVENESS; DEFINITIONS.

1.1    Effectiveness; Termination. This Agreement is effective as of the Signing Date and shall terminate automatically without any further action of any Person (except with respect to Sections 1.1, 1.2, 2.7, 2.8, 2.9(a), 2.11, 2.12, and 3 which shall survive in accordance with their terms, or if no term is specified, indefinitely) upon the earlier of (i) the closing under the Merger Agreement (the "Closing"); provided, that, in the event the parties do not execute definitive agreements incorporating the terms set forth on Schedule A on or prior to the Closing, this Agreement shall not terminate until such definitive agreements are so executed; and (ii) the valid termination of the Merger Agreement; provided, that any liability for any breach or failure to comply with the terms of this Agreement shall survive such termination.

1.2    Definitions. Certain terms are used in this Agreement as specifically defined herein. Capitalized terms used herein but not defined herein shall have the meanings given to them in the Merger Agreement.

2.                        AGREEMENTS AMONG THE INVESTORS.

2.1    Authority of Parent. Except to the extent expressly prohibited or otherwise provided under this Agreement, the Merger Agreement, the Equity Commitment Letters or the Limited Guarantees, Insight can cause Parent and Merger Sub to take any action or refrain from taking any action, and Parent and Merger Sub shall take only those actions as approved by Insight; provided, that if pursuant to the terms of Schedule A an action contemplated by Schedule A would require a consent in addition to or other than the consent of Insight, then neither Parent nor Merger Sub shall be permitted to take such action without such consent contemplated thereunder.

2.2    Actions Under the Merger Agreement. Insight may cause Parent and Merger Sub to take any action necessary in order for Parent and Merger Sub to comply with its obligations, satisfy its closing conditions or exercise its rights or remedies under the Merger Agreement and with respect to the Offer, including determining that the conditions to Closing specified in Section 8.1 and to the Offer specified in Annex A of the Merger Agreement (collectively, the "Closing Conditions") have been satisfied, waiving compliance with any agreements and conditions contained in the Merger Agreement or to the Offer, including any Closing Condition, amending or modifying the Merger Agreement or Schedule TO and determining to close the Merger or the Offer or terminating the Merger Agreement or rescinding the Schedule TO; provided, however, that (i) Insight may not cause Parent or Merger Sub to amend the Merger Agreement or the Offer other than in accordance with Section 2.5, and (ii) Parent and Merger Sub may not take any action that is inconsistent with the terms of this Agreement (including the schedules hereto) and the Equity Commitment Letters.  For purposes of this Agreement, "Contribution" shall mean with respect to each Investor, the meaning ascribed to such term in such Investor's Equity Commitment Letter, copies of are attached hereto as Schedule B and Schedule C for Elliott and Insight, respectively.

2.3    Limited Liability Agreement. Each Investor agrees to negotiate in good faith with the other Investor the form of, and agrees to enter into, concurrently with the Closing, one or more definitive agreements incorporating the terms set forth on Schedule A; provided, that, in the event the parties do not execute definitive agreements incorporating the terms set forth on Schedule A on or prior to the Closing, the terms set forth on Schedule A shall be binding until such definitive agreements are so executed.

2.4    Equity Contributions.

(a)            Each Investor affirms and agrees that it is bound by the provisions set forth in its Equity Commitment Letter and that, notwithstanding anything to the contrary set forth in its Equity Commitment Letter, Parent shall be entitled to enforce the provisions of such Investor's Equity Commitment Letter.  Parent shall not attempt to enforce Elliott's Equity Commitment Letter until Insight has determined that all the Closing Conditions have been satisfied, or Insight has determined to waive all unsatisfied Closing Conditions and cause Parent to effect the Closing.  Parent shall have no right to enforce Elliott's Equity Commitment Letter unless it is enforcing Insight's Equity Commitment Letter simultaneously, and Elliott shall not have any right to enforce Insight's Equity Commitment Letter.  In the event that any Investor funds its Commitment as contemplated by this Section 2.4 and such Investor's Equity Commitment Letter, and the Closing does not occur substantially concurrently with such funding, Parent shall promptly (but in any event within three (3) Business Days) return all amounts of the funded Commitment to such Investor, which amounts shall be available to be redrawn subject to the conditions set forth in the Investors' respective Equity Commitment Letters.
(b)            Elliott shall receive, in exchange for investment of its Contribution, membership interests of Parent of the same class received by and at the same price per membership interest paid by Insight for its membership interests of Parent.  If Insight determines that the aggregate equity investment to be made in Parent by the Investors in connection with the Closing is less than the aggregate commitments of the Investors under the Equity Commitment Letters, then the amount that each Investor invests in Parent will be proportionately reduced pro rata according to the Investors' respective commitments under their Equity Commitment Letters; provided, that in no event shall Elliott's equity investment in Parent be reduced to an amount below 25% of the aggregate equity investment to be made in Parent by the Investors in connection with the Closing. If Insight determines that the aggregate investment to be made in Parent by the Investors in connection with the Closing is greater than the aggregate commitments of the Investors under their Equity Commitment Letters (such amount, the "Overage"), the Investors shall negotiate in good faith with respect to the investment of additional capital in Parent in the amount of the Overage and each Investor (or an Affiliate thereof) shall have the right, but not the obligation, to fund such Investor's Pro Rata Percentage (as defined below) of the Overage.  In the event that any Investor (a "Declining Investor") declines to fund in full its Pro Rata Percentage of the Overage, each other Investor shall have the right, but not the obligation, to fund its respective Pro Rata Percentage of the unpaid amount of such Declining Investor's Pro Rata Percentage of the Overage.  The aggregate purchase price to be paid by each Investor for membership interests will be determined by Insight in accordance with each Investor's Contribution (including the maximum amount provided for therein) and Schedule A.  Unless otherwise agreed by the Investors, all securities issued by Parent at the Closing shall be issued to the Investors and their respective permitted transferees pro rata in accordance with each Investor's Equity Commitment Letter (with respect to each Investor, its "Pro Rata Percentage"), other than (a) any equity securities issued to management, (b) equity securities issued in connection with the Insight Syndication Right (as defined in Schedule A) and (c) any capital stock of any direct or indirect subsidiary of Parent which is wholly-owned by Parent or a direct or indirect subsidiary of Parent.
(c)            Prior to the Closing, no Investor shall transfer, directly or indirectly, its equity interests in Parent or its obligations and rights under this Agreement or its Equity Commitment Letter, except (i) a transfer to one or more affiliated funds or affiliated entities (other than portfolio companies), which transfer could not reasonably be expected to have any adverse effect on Parent and Merger Sub's ability to consummate the Merger or to delay or prevent the Closing, (ii) as approved by each of the Investors, or (iii) that a transfer by Insight of its equity interests or its obligations and rights under Insight's Equity Commitment Letters to one or more unaffiliated third parties of an amount not in excess of 20% of the aggregate contributions of Insight and Elliott; provided, that, in each case, the transferee of such equity commitment pursuant to such transfer agrees in writing to be bound by the terms and conditions of this Agreement as though such transferee were an Investor hereunder; provided, further, that such transferee shall not have any consent, approval or voting rights as an Investor hereunder and instead all such rights shall be retained by the transferring Investor; provided, further, that no such transfer shall relieve any Investor from its obligations hereunder.

2.5    Amendments to the Merger Agreement. Notwithstanding anything to the contrary in Section 2.2 above, Parent and Merger Sub shall not, and Insight shall not permit Parent or Merger Sub to, modify or amend the Merger Agreement or the Offer so as to (i) modify the form of the Merger Consideration or increase the Offer Price, (ii) extend the Termination Date by more than 90 days or (iii) increase in any way any obligation under the Limited Guarantees of the Investors; provided that in the event that Insight is willing to agree to, proceed with or take any action or enter into any agreement or waiver (or, in each such case, to permit Parent or Merger Sub to do so) with respect to the matters described in clauses (i), (ii) and (iii) above and Elliott declines to agree to, proceed with, or enter into (or, in each such case, to permit Parent or Merger Sub to do so) with respect to such matter, Insight may proceed with such matter by first terminating Elliott's participation in the transaction and, in such event, Elliott shall have no liability hereunder (other than as specifically provided in Section 2.7) or under its Equity Commitment Letter or Limited Guarantee occurring prior to the date of such termination; provided, further, concurrently with such termination, Elliott shall have received a full and unconditional release of this Agreement (subject to the applicable provisions of Section 2.7 and except with respect to breaches of Elliott's Equity Commitment Letter or its Limited Guarantee occurring prior to the date of such release) from Parent, the Company, and Insight, as applicable, or a mutually satisfactory indemnity from Insight with respect to liability under such Equity Commitment Letter, such Limited Guarantee and this Agreement.

2.6    Notice of Closing. Parent and Merger Sub will use their reasonable best efforts to provide each Investor with at least two (2) days prior notice of the Closing Date under the Merger Agreement; provided, that the failure to provide such notice will not relieve an Investor of its obligations under Section 2.4 of this Agreement.

2.7    Expense Sharing. In the event the Merger is not consummated, all out-of-pocket fees and expenses of the Investors or the Parent incurred in connection with the transactions contemplated by the Merger Agreement will be shared by the Investors on a pro rata basis (based on their respective Contributions).  Each Investor agrees that it will be responsible for its proportionate share of the reasonable and documented out-of-pocket expenses incurred by the Investors, Parent or Merger Sub, including the reasonable fees, expenses and disbursements of their or its lawyers, and in the case of Insight, its accountants, consultants and other advisors.  Each Investor will also be responsible for its proportionate share of any liability that any of the Investors incur pursuant to indemnities that they have agreed to with, or that, during the term of this Agreement, they agree to provide to, their or its lawyers, and in the case of Insight, its accountants, consultants or other advisors, including debt or equity financing sources, who have been engaged with respect to the transactions contemplated by the Merger Agreement.  Furthermore, payments of the Limited Guarantee obligations are covered by Section 2.11 of this Agreement and not by this Section 2.7. In the event the Merger is consummated, the Investors shall cause Parent and the Company to reimburse each Investor for all out-of-pocket expenses incurred by the Investors, including the reasonable fees, expenses and disbursements of their or its lawyers, and in the case of Insight, its accountants, consultants and other advisors, in connection with the transactions contemplated by the Merger Agreement. The obligations under this Section 2.7 shall exist whether or not the Merger is consummated and shall survive any termination of the other terms of this Agreement, to the extent that such fees and expenses are not paid by the Company or Parent.

2.8    Termination Fees. Parent and Merger Sub shall arrange that any Termination Fee paid by the Company or any of its affiliates pursuant to the Merger Agreement shall be promptly paid as directed by Parent to the Investors or their designees in proportion to their respective Contributions at the time of such termination (whether or not such Contributions have been funded at such time) after making adequate provisions for any expenses which are to be borne by Parent or the Investors proportionately pursuant to Section 2.7. If Elliott's participation in the transaction has been previously terminated as provided in Section 2.2 or Section 2.5 above, then Elliott shall not share in any portion of the Termination Fee other than with respect to the reimbursement of expenses reimbursable under Section 2.7 (including all expenses for which it is responsible pursuant to Section 2.7).

2.9            Representations and Warranties.

(a)   Until this Agreement is terminated pursuant to Section 1.1, subject to Section 3.10, Elliott shall not enter into any agreement, arrangement or understanding or have discussions with any other potential investor or acquiror or group of investors or acquirors or the Company or any of its representatives with respect to the subject matter of this Agreement, the Offer or the Merger Agreement or any other similar transaction involving the Company without the prior approval of Insight; provided, that this Section 2.9(a) shall continue to apply to Elliott if it is no longer an Investor pursuant to Section 2.2 or Section 2.5, for a period of one year following such release.

(b)            Each of the parties hereto hereby represents and warrants to each of the other parties as of the Signing Date as follows:
(i)            Such party is duly organized or incorporated, validly existing and in good standing under the Laws of the jurisdiction of its organization or incorporation and has all requisite power and authority (acting through its general partners, as applicable) to conduct its business as it is now being conducted and is proposed to be conducted.
(ii)            Such party has the full power, authority and legal right (acting through its general partner, as applicable) to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action, corporate or otherwise, of such party.  This Agreement has been duly executed and delivered by such party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights and to general equitable principles.

(iii)            Subject to the filings, consents, approvals and other actions contemplated by the Merger Agreement, the execution, delivery and performance by such party of this Agreement and the consummation of the transactions contemplated herein by such party does not and will not (with or without notice or lapse of time, or both) (A) contravene or conflict with such party's organizational or governing documents, (B) materially contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to such party or any of its respective properties or assets or (C) result in any material violation of, or default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness, credit agreement, note, bond, debenture, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon it or any of its subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such party or any of its subsidiaries, other than, in the case of clauses (B) and (C), any such violation, conflict, default termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a material adverse effect with respect to Parent or Merger Sub.
(c)            Parent and Merger Sub hereby represent and warrant to Elliott that each of Parent and Merger Sub were formed solely for the purpose of engaging in the transactions contemplated hereby and by the Merger Agreement and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities, nor will they have incurred any liabilities or obligations other than in connection with the transactions contemplated hereby and by the Merger Agreement.
2.10            Cooperation; Communications with Governmental Authority.  Each Investor, on the one hand, and Parent and Merger Sub, on the other hand shall keep each other apprised of the status of matters relating to the Investors in connection with the transactions contemplated hereby and by the Merger Agreement.  If any Investor, Parent or Merger Sub receives notices or communications from any third party and/or Governmental Authority that relate to any other Investor, then such Investor, Parent or Merger Sub, as applicable, shall promptly furnish such other Investor with copies of such notices or other communications.  In connection with any proposed notifications or filings and any written communications or submissions made by Parent or Merger Sub to any Governmental Authority relating to Elliott, including without limitation any Schedule TO, Schedule 13D or other filing required under the Exchange Act, Elliott and its counsel shall have a reasonable opportunity to review in advance and comment on any such notification, filing, written communication or submission, and Parent and Merger Sub shall incorporate in such notification, filing, written communication or submission all reasonable comments of Elliott and its counsel with respect to such portion of such notification, filing, written communication or submission relating to Elliott.  Parent and Merger Sub agree not to participate in any substantive meeting or discussion, either in Person or by telephone, with any Governmental Authority, in connection with the transactions contemplated hereby or by the Merger Agreement, to the extent relating to Elliott, unless, to the extent practicable and not prohibited by any Governmental Authority, Parent, Merger Sub or Insight consults with Elliott in advance and, to the extent not prohibited by any Governmental Authority, gives Elliott the opportunity to attend and participate.

2.11            Contribution With Respect to Limited Guarantees.  Each of the Investors (each, a "Limited Guarantor" and collectively, the "Limited Guarantors") shall cooperate in defending any claim that the Limited Guarantors are or any one of them is liable to make payments under the Limited Guarantees, copies of which are attached hereto as Schedule D; provided, however, that no Investor shall be required to commence any legal action in connection therewith.  Each Limited Guarantor agrees to contribute to the amount paid or payable by any other Limited Guarantor in respect of the Limited Guarantees so that each Limited Guarantor will have paid its Pro Rata Percentage of the aggregate commitments of the Investors under the Equity Commitment Letters.

2.12            Standstill. Except with respect to the purchase of all shares of Company Common Stock that are validly tendered pursuant to the Offer and not withdrawn prior to the Acceptance Time (the "TO Purchase"), each of the Investors agrees that until the termination of this Agreement, it will not, and will cause each of its Affiliates (whose beneficial ownership of securities would be aggregated with such Investor for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to the rules and regulations promulgated thereunder) not to directly or indirectly acquire any additional beneficial ownership as defined in Rule 13d-3 under the Exchange Act of any of the Common Stock, par value $.001 per share of the Company beyond that held as of the date hereof; provided, however, that transfers between Affiliates of any Investor and any deemed acquisition arising by virtue of the existence of this Agreement or any agreement contemplated hereby shall not be considered an acquisition of additional beneficial ownership for purposes of this Section 2.12; provided, that if a transfer between Affiliates of any Investor occurs and results in an acquisition of beneficial ownership for purposes of this Section 2.12, such Investor shall provide reasonably prompt notice of such transfer to the other Investor.

3.                        MISCELLANEOUS.

3.1    Amendment. This Agreement may be amended or modified and the provisions hereof may be waived, only by an agreement in writing signed by each of the Investors.

3.2    Severability. In the event that any provision hereof would, under applicable Law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

3.3    Notices.  All notices required to be given hereunder, including, without limitation, service of process, shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day), by reliable national overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as set forth in each Investor's respective Equity Commitment Letter.

3.4    Remedies. The parties hereto agree that, except as provided herein, this Agreement will be enforceable by all available remedies at law or in equity (including specific performance). In the event that Parent or Merger Sub, acting at the direction of Insight, determines to enforce the provisions of the Equity Commitment Letters in accordance with this Agreement, all Closing Conditions have been satisfied or waived and Insight is prepared to cause Parent and Merger Sub to consummate the TO Purchase or the Merger in accordance with Section 2.2 of this Agreement and to fund its Contributions upon consummation of the TO Purchase or the Merger, as evidenced in writing to Elliott, but Elliott fails to fund its Contribution or provides written notice that it will not fund its Contribution, the parties agree that Parent and Merger Sub, acting at the direction of Insight, shall be entitled, at Insight's discretion, to either (a) specific performance of the terms of this Agreement and the Equity Commitment Letters (and in no event shall such Equity Commitment Letters terminate as a result of the TO Purchase or the Closing or such failure to fund), whether before or after the TO Purchase or the Closing, as applicable, or (b) payment by Elliott in an amount equal to the out-of-pocket damages incurred by Insight (including any amounts paid under Insight's Limited Guarantee) in an amount not to exceed Elliott's Contribution. None of Parent, Merger Sub or Insight will have the right to recover lost profits or benefit of the bargain damages or any special, indirect or consequential damages (other than out-of-pocket damages referred to above) from Elliott with respect to such failure to fund; their only damages remedy against Elliott is set forth above in clauses (a) and (b) of the second sentence of this paragraph. None of Parent, Merger Sub or Elliott will have the right to recover lost profits or benefit of the bargain damages or any special, indirect or consequential damages (other than out-of-pocket damages) from Insight with respect to any failure to fund.  In no event will Elliott be liable under this Agreement in an amount that exceeds the amount of Elliott's Contribution less the amounts previously funded pursuant to Elliott's Equity Commitment Letter and Limited Guarantee, regardless of the form of action (including breach of warranty, breach of contract, tort, negligence, strict liability or statutory) or type of damages. In no event will Insight be liable under this Agreement in an amount that exceeds the amount of Insight's Contribution less the amounts previously funded pursuant to Insight's Equity Commitment Letter and Limited Guarantee, regardless of the form of action (including breach of warranty, breach of contract, tort, negligence, strict liability or statutory) or type of damages. If any Investor for any reason pays damages to the Company, Parent and/or Merger Sub in an amount greater than the amount of its Contribution, (i) to the extent that Parent or Merger Sub receives any such amount, Parent and/or Merger Sub shall promptly return to such Investor the amount received from such Investor in excess of its Contribution; and (ii) to the extent the Company receives any such amount, each other Investor shall indemnify such Investor (the "Indemnified Investor") for an amount equal to such other Investor's Pro Rata Percentage of the amount of damages paid by the Indemnified Investor in excess of such Indemnified Investor's Contribution.

3.5    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that the Investors may be partnerships or limited liability companies, Parent, Merger Sub and each Investor covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any former, current or future directors, officers, employees agents, affiliates, general or limited partners, members, managers or stockholders of any Investor or any former, current or future directors, officers, agents, affiliates, employees, general or limited partners, members, managers or stockholders of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner or member, manager or stockholder of any Investor, or of any former, current or future partner, member, manager, stockholder or affiliate thereof (or such Person's directors, officers, employees, agents or affiliates), as such, for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

3.6    Governing Law; Consent to Jurisdiction. This Agreement, and any disputes hereunder, shall be governed by and construed in accordance with the internal laws of the State of Delaware. In addition, each party (i) irrevocably and unconditionally consents and submits to the personal jurisdiction of the state and federal courts of the United States of America located in the State of Delaware solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) waives any claim of improper venue or any claim that the courts of the State of Delaware are an inconvenient forum for any action, suit or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby, (iv) agrees that it will not bring any action relating to this Agreement in any court other than the courts of the State of Delaware and (v) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 10.2 of the Merger Agreement.

3.7    WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

3.8    Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

4.            Other Agreements; Assignment. This Agreement, together with the schedules hereto, the Limited Guarantees and the Equity Commitment Letters constitute the entire agreement, and supersede all prior agreements, understandings, negotiations and statements, both written and oral, among the parties or any of their affiliates with respect to the subject matter contained herein, except for such other agreements as are referenced herein which shall continue in full force and effect in accordance with their terms.  Other than as provided herein, this Agreement shall not be assigned without the prior written consent of each of the Investors; provided, that, each Investor may allocate and/or assign all or a portion of its Contribution and its rights hereunder to one or more Affiliates in accordance with its Equity Commitment Letter; provided, further, that each Investor agrees that any such assignment shall not relieve the Investor of its obligations hereunder or under the Equity Commitment Letter to fund its Contribution until such assignee actually funds such assigned portion of the Contribution, and then only to the extent of such funding.

4.1    Confidentiality. Each party hereto agrees to, and shall cause its affiliates, directors, officers, employees, agents, advisors and representatives ("Representatives") to, (i) keep any information supplied by or on behalf of any of the other parties to this Agreement, confidential ("Confidential Information"), (ii) use, and cause its Representatives to use, the Confidential Information only in connection with the Merger and the transactions contemplated hereby and by the Merger Agreement and (iii) take all actions within its control necessary to cause Parent and Merger Sub to comply with its confidentiality obligations under the Merger Agreement; provided, however, that the term "Confidential Information" does not include information that (a) is already in such party's possession, provided that such information is not subject to another confidentiality agreement with or other obligation of secrecy to any person, (b) is or becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by such party or such party's Representatives in breach of this Agreement or another confidentiality agreement with or other obligation of secrecy to any person related to the transactions contemplated hereby and by the Merger Agreement or (c) is or becomes available to such party on a non-confidential basis from a source other than any of the parties hereto or any of their respective Representatives; provided, that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to any person related to the transactions contemplated hereby and by the Merger Agreement; provided, further, however, that nothing herein shall prevent any party hereto from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such party, (iii) to the extent required by law or regulation, including under Section 13(d) of the Exchange Act, (iv) to the extent necessary in connection with the exercise of any remedy hereunder and (v) to such party's Representatives that need to know such information (it being understood and agreed that, in the case of clause (i), (ii) or (iii), such party shall notify the other parties hereto of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any information so disclosed is accorded confidential treatment, when and if available).

4.2    PR Coordination; Exchange Act Filings. Each Investor will coordinate with the other Investors in good faith with respect to any and all press releases and other public relations matters with respect to the Offer, the Merger, this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, including the press release or other public announcement or comment and appropriate responses to any incoming inquiries to such party, from the press or otherwise, to be made with respect thereto.  Unless otherwise required by law or the rules of any stock exchange, regulatory authority or relating to tender offers, including under Section 13(d) of the Exchange Act (in which case the disclosing Investor shall give the other Investor reasonable notice and opportunity to review and comment on the form and substance of such disclosure), Elliott shall not issue any press release or otherwise make any public announcement or comment on the Offer, the Merger, this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby (or the failure of such transaction to be consummated), without the prior consent of Insight. The initial press release with respect to the Merger Agreement shall be in substantially the form attached hereto as Schedule E.

4.3    Non-Circumvention. Each party hereto agrees that it shall not, and shall cause its Affiliates and Representatives not to, indirectly accomplish that which it is not permitted to accomplish directly under this Agreement pursuant to provisions of this Agreement that have not been terminated pursuant to Section 1.1.

4.4    General. Nothing in this Agreement shall be deemed to constitute a partnership between any of the parties, nor constitute any part, the agent of any other party for any purpose.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its duly authorized officer or representative) as of the date first above written.

INSIGHT VENTURE PARTNERS IX, L.P.
By: Insight Venture Associates IX, L.P.
Its: General Partner
By: Insight Venture Associates IX, Ltd.
Its: General Partner
By: /s/ Blair Flicker
Name:          Blair Flicker
Title:            Authorized Officer

INSIGHT VENTURE PARTNERS (CAYMAN) IX, L.P.
By: Insight Venture Associates IX, L.P.
Its: General Partner
By: Insight Venture Associates IX, Ltd.
Its: General Partner
By: /s/ Blair Flicker
Name:          Blair Flicker
Title:            Authorized Officer

INSIGHT VENTURE PARTNERS IX (CO-INVESTORS), L.P.
By: Insight Venture Associates IX, L.P.
Its: General Partner
By: Insight Venture Associates IX, Ltd.
Its: General Partner
By: /s/ Blair Flicker
Name:          Blair Flicker
Title:            Authorized Officer

MANCHESTER SECURITIES CORP.
By: /s/ Elliot Greenberg
Name:         Elliot Greenberg
Title:            Vice President

EAGLE PARENT HOLDINGS, LLC

By: /s/ Blair Flicker
Name:   Blair Flicker
 Title:    Secretary
EAGLE ACQUISITION SUB, CORP.

By: /s/ Blair Flicker
Name:    Blair Flicker
 Title:    Secretary

Schedule A

Limited Liability Agreement Term Sheet

See attached.

Schedule B

Elliott Equity Commitment Letter

See attached.

Schedule C

Insight Equity Commitment Letter

See attached.

Schedule D
Limited Guarantees

See attached.

Schedule E
Initial Press Release

See attached.

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